Exhibit 11

INDEPENDENT AUDITORS' CONSENT

Mosaic Equity Trust:

We consent to the incorporation by reference in Post-Effective
Amendment No. 20 to Registration Statement No. 2-80805 of Mosaic Equity Trust of our reports dated February 13, 1998 appearing in the Annual Reports to Shareholders for the periods ended December 31, 1997 and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Legal Matters and Independent Auditors" and "Financial Statements and Report of Independent Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.

(signature)

DELOITTE & TOUCHE LLP
Princeton, New Jersey
February 27, 1998